Exhibit 1
News release via Canada NewsWire, Toronto 416-863-9350

    Attention Business Editors:

    Breakwater provides update on status of road closure into Myra Falls operation

    (TSX: BWR)

    TORONTO, Nov. 22 /CNW/ - Breakwater has been advised by the British
Columbia Ministry of Transportation that the work on the temporary bridge over the Thelwood Creek is progressing well, and it is anticipated that the work will be complete on November 24, 2006. Without access to the bridge, operations remain temporarily suspended at Breakwater's Myra Falls' site.
Should the bridge be available on November 24th, the Company expects to resume normal operations the following day. Although the bridge being installed is a temporary measure, it is capable of handling full highway loads and will allow for unrestricted access to the site and the resumption of full operations.

    %CIK: 0000782875

    /For further information: E. Ann Wilkinson, Vice President, Investor
Relations, (416) 363-4798 Ext. 277, awilkinson(at)breakwater.ca/
    (BWR.)

CO:  Breakwater Resources Ltd.

CNW 09:56e 22-NOV-06